Exhibit 10.3
THE WESTERN UNION COMPANY 2006 LONG-TERM INCENTIVE PLAN,
NONQUALIFIED STOCK OPTION GRANT – TERMS AND CONDITIONS
EXECUTIVE COMMITTEE (AUSTRIA)
1.	These Terms and Conditions form part of your Stock Option Agreement (the “Agreement”) pursuant to which you have been granted a Nonqualified Stock Option (“Stock Option”) under The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is enclosed for your convenience. The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

2.	The number of common shares of The Western Union Company (the “Company”) subject to the Stock Option, the grant date of the Stock Option and the option exercise price are all specified in the attached Award Notice (which forms part of the Agreement).

3.	Subject to the other provisions of this Agreement and the terms of the Plan, you will “vest” in, or have the right to exercise, this Stock Option as follows:
(a)	On or after the first anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-fourth (25%) of the total number of shares covered hereby;

(b)	On or after the second anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-half (50%) of the total number of shares covered hereby;

(c)	On or after the third anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to three-fourths (75%) of the total number of shares covered hereby;

(d)	On or after the fourth anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option with respect to the total number of shares covered hereby;

(e)	No part of this Stock Option may be exercised after the tenth anniversary of the grant date listed in the Award Notice;

(f)	If you are an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee at the time of a Change in Control and your employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such policy during the 24-month period commencing on the effective date of the Change in Control, then this Stock Option shall immediately become fully vested and exercisable effective on the date of your termination and may thereafter be exercised by you (or your legal representative or similar person) until the end of your severance period under such Policy (or, if, at the time of your termination of employment, you have satisfied the applicable age or age and service requirement for “Retirement” under the Plan, four years after the effective date of your termination of employment, unless such extended exercise period would be deemed to be impermissible age discrimination under local law, as determined in the sole discretion of the Committee) or, if earlier, the expiration date of the term of this Stock Option.
This option may not be exercised for a fraction of a common share of the Company.

4.	This Stock Option may not be exercised, in whole or in part, unless the following conditions are met:
(a)	You have accepted these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112.

(b)	Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, local and foreign laws.

(c)	You pay the exercise price as follows: (i) by giving notice to the Company or its designee of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company’s satisfaction) either (A) in cash, (B) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company and to whom you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) or (C) by a combination of (A) and (B), and (ii) by executing such documents as the Company may reasonably request.
(d)	You must, at all times during the period beginning with the grant date of this Stock Option and ending on the date of such exercise, have been employed by the Company, a Subsidiary or an Affiliate or have been engaged in a period of Related Employment, with certain exceptions noted below. Service on the Board after receipt of a Stock Option shall not be considered a termination of employment.
5.	Absent a period of Related Employment or service on the Board subsequent to the grant date, if you terminate employment or cease providing services to the Company, a Subsidiary or an Affiliate while holding this Stock Option, your right to exercise the Stock Option and the time during which you may exercise the Stock Option depends on the reason for your termination.
(a)	Disability. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Disability, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by you (or your legal representative or similar person) until the date which is one year after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option.

(b)	Retirement. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Retirement, this Stock Option shall continue to vest in accordance with its terms, and to the extent vested, may thereafter be exercised by you (or your legal representative or similar person) until the date which is four years after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option. In administering the Plan, the Committee reserves the right to treat your termination of employment due to Retirement the same as “Other Termination” (as defined in this Agreement) in the event that application of the immediately preceding sentence would be deemed to be impermissible age discrimination under local law, as determined in the sole discretion of the Committee.

(c)	Death. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of death, this Stock Option shall become fully vested and exercisable and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of this Stock Option.

(d)	Involuntary Termination Without Cause. Except to the extent paragraph 3(f) applies, if your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and you are an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee, subject to the terms of such policy, the unvested portion of this Stock Option shall vest on a prorated basis effective on your termination date. Such prorated vesting shall be calculated by multiplying the unvested portion of the Stock Option by a fraction, the numerator of which is the number of days that have elapsed between the grant date and your termination date and the denominator of which is the number of days between the grant date and the date the Stock Option would have become fully vested, treating each separate vesting tranche of the Stock Option as a separate Stock Option award. The unvested portion of this Stock Option that does not become vested under such calculation shall be forfeited effective on your termination date and shall be canceled by the Company. The vested portion of this Stock Option, including any portion that had previously become vested and the prorated portion that vests effective on your termination date in accordance with the above calculation may be exercised by you (or your legal representative or similar person) until the end of your severance period under such Policy or, if earlier, the expiration date of the term of this Stock Option. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and you are not an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee on the date of such termination, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the date which is three months after such involuntary termination, or if earlier, the expiration date of the term of this Stock Option. Notwithstanding the foregoing, if, at the time of your termination of employment, you have satisfied the applicable age or age and service requirement for “Retirement” under the Plan, the
Executive Committee (Austria)

provisions of paragraph 5(b) above, rather than this paragraph 5(d), shall be applicable to this Stock Option.
(e)	Termination for Cause. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of your termination of employment or service. If the New York Stock Exchange is closed at the time of your termination of employment, this Stock Option shall be forfeited at the time your employment is terminated and shall be canceled by the Company.

(f)	Other Termination. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates for any reason other than Disability, Retirement, death, involuntary termination without Cause, or termination for Cause, this Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following your termination of employment or service, or if earlier, the expiration date of the term of this Stock Option. If the New York Stock Exchange is closed on the thirtieth (30th) day following your termination of employment or service, then your unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time this Stock Option shall be forfeited and canceled by the Company.

(g)	Death Following Termination of Employment or Service. If you die during the applicable Post-Termination Exercise Period, this Stock Option will be exercisable only to the extent that the Stock Option is exercisable on the date of your death and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of your death, or if earlier, the expiration date of the term of this Stock Option.
6.	Subject to any restrictions imposed by local law, so long as you continue to be a member of the Executive Committee of the Company, you may transfer this Stock Option to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of this Stock Option to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of this Stock Option shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If this Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution. The Committee has delegated its responsibilities under this paragraph 6 to the Company’s General Counsel.

7.	The Company shall have the right to require, as of the grant, vesting or exercise of an option and the sale of any shares of stock received upon exercise of an option, that you (or any person acting under Paragraph 5 above):
(a)	Pay to the Company or its designee, upon its demand, such amount as may be requested for the purpose of satisfying its obligation or the obligation of any of its Subsidiaries or Affiliates or other person to withhold U.S. federal, state, local or foreign income, employment or other taxes incurred by reason of the shares. You may satisfy your obligation to pay such amounts by authorizing the Company to withhold from your wages or other cash compensation, from proceeds from the sale of shares or from the shares purchased by you pursuant to the exercise shares having a fair market value on the date of exercise equal to the withholding amount. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to allow you to exercise the option; and

(b)	Provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant.

(c)	Regardless of any action the Company takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax Related Items”), you acknowledge that the ultimate liability for all Tax Related Items legally due remains your responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Stock Options, including the
Executive Committee (Austria)

grant of the Stock Options, the exercise of the Stock Options, the receipt of an equivalent cash payment, the subsequent sale of any Shares acquired at exercise and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Stock Options to reduce or eliminate your liability for Tax Related Items.
(d)	Prior to the issuance of Shares upon exercise of the Stock Options, you shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding and payment on account obligations of the Company. In this regard, you authorize the Company to withhold all applicable Tax Related Items legally payable by you from your wages or other cash compensation payable to you by the Company upon exercise of any Stock Options. Alternatively, or in addition, if permissible under local law, the Company may, in its sole discretion, (i) sell or arrange for the sale of Shares to be issued on the exercise of the Stock Options to satisfy the withholding or payment on account obligation, and/or (ii) withhold in Shares, provided that the Company shall withhold only the amount of Shares necessary to satisfy the minimum withholding amount. You shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of your receipt of the Stock Options, or the exercise of the Stock Options, that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares if you fail to comply with your obligations in connection with the Tax Related Items as described herein.
8.	The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of yours under this Agreement without your written consent.

9.	Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.	The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware. If you have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

11.	In accepting the grant, you acknowledge that: (i) the Plan is discretionary in nature and it may be modified, suspended or terminated by the Company or the Committee at any time; (ii) the grant of the Stock Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Options, or benefits in lieu of options, even if options have been granted repeatedly in the past; (iii) all decisions with respect to any such future grants will be at the sole discretion of the Committee; (iv) your participation in the Plan shall not create a right to further employment with your Employer (“Employer”) and shall not interfere with the ability of your Employer to terminate your employment relationship at any time with or without cause; (v) your participation in the Plan is voluntary; (vi) the value of the option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (vii) the options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (viii) in the event of involuntary termination of your employment, your right to receive options under the Plan, if any, will terminate effective as of the date that you are no longer actively employed regardless of any reasonable notice period mandated under local law (including but not limited to statutory law, regulatory law and/or common law) and the right to receive grants of options will not continue during any required notice period; (ix) the options have not been granted to you in consideration of your employment with your Employer, but is purely a gratuity extended by the Company at its sole discretion, and the option grant can in no event be understood or interpreted to mean that the Company is your employer or that you have an employment relationship with the Company; (x) the future value of the underlying shares is unknown and cannot be predicted with certainty; (xi) if the underlying shares do not increase in value, the options will have no value; and (xii) no claim or entitlement to compensation or damages arises from termination of the options
Executive Committee (Austria)

or diminution in value of the options or shares purchased through exercise of the options and you irrevocably release the Company and your Employer from any such claim that may arise.
12.	You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, your Employer, the Company and the Company’s Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that your Employer and/or the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or withdraw the consents herein by contacting in writing your local human resources representative. You understand that withdrawal of consent may affect your ability to exercise or realize benefits from the option.

13.	If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

14.	You should be aware that you may be entitled to revoke this Agreement and your acceptance of the grant of the Stock Option pursuant to the Austrian Consumer Protection Act under the following conditions: (a) if you sign this Agreement outside of the business premises of your employer, you may be entitled to revoke the Agreement provided the revocation is made within one week of your acceptance; or (b) if circumstances relevant to your decision to enter into the Agreement, as presented by the Company, either do not materialize or materialize to a significantly reduced extent, though no fault of your own, you may be entitled to revoke the Agreement. This revocation must be made within one week of the time that it is foreseeable that the circumstances mentioned above do not materialize or materialize at a significantly reduced extent. If you revoke under sections (a) or (b) listed above, the revocation must be in written form to be valid. It is sufficient if you return this Agreement to the Company or the Company’s representative with language which can be understood as your refusal to conclude or honor this Agreement.

15.	You acknowledge that you have read the Company’s Clawback Policy. In consideration of the grant of this Stock Option, you agree to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to you resulted from any financial result or performance metric that was impacted by your misconduct or fraud and that compensation should be recovered from you (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of this Stock Option (the “Clawbacked Portion”) and, in such case, you shall cease to be entitled to exercise the Clawbacked Portion of this Stock Option and the Clawbacked Portion of this Stock Option shall automatically and without further action of the Company be cancelled, (b) requiring you to deliver to the Company shares of Common Stock acquired upon the exercise of this Stock Option (to the extent held by you), (c) requiring you to repay to the Company any profit resulting from the sale of shares of Common Stock acquired upon the exercise of this Stock Option or (d) any combination of the remedies set forth in clauses (a), (b) or (c). The foregoing remedies are in addition to and separate from any other relief available to the Company due to your misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon you and all persons claiming through you.
I hereby confirm that the foregoing and the documents attached hereto are hereby in all respects accepted and agreed to by the
Executive Committee (Austria)

undersigned as of the date of this Agreement:

Signature:	Printed Name:

Date:
Executive Committee (Austria)